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                                                                   EXHIBIT 10.20


[*] Confidential Treatment has been requested for certain portions of this exhibit.


                            AT&T WorldNet(SM) Service
                      Site Page Sponsorship and Commission
                                    Agreement

                  AT&T Corp., a New York corporation ("AT&T"), and Auto-By-Tel Marketing Corporation, 18872 MacArthur Blvd., Second Floor, Irvine, CA 92612, a Delaware corporation ("Company") agree to enter into this Site Page Sponsorship and Commission Agreement, including all schedules attached hereto (the "Agreement"). This Agreement becomes effective when signed by Company and accepted in writing by AT&T. The effective date (the "EFFECTIVE DATE") of this Agreement shall be the date indicated below AT&T's signature on the Agreement. Company and AT&T acknowledge receipt of good and valuable consideration for making this Agreement and pursuant to the terms and conditions of this Agreement agree as follows:

                                 Key Definitions

"AT&T Contact"         Sharon Love
                       Advertising Sales Director,
                       AT&T WorldNet Service, 400 Interpace Pkwy
                       Parsippany, NJ 07054-1113
                       Tel: 201-331-7725, Fax: 201-331-4689

"Company Contact"      Peter R. Ellis
                       CEO/President, Auto-By-Tel
                       18872 MacArthur Blvd.
                       Irvine, CA 92612-1400
                       Tel: 714-225-4500: Fax: 714-225-4541

"Company Site"         means the Company's World Wide Web site on the
                       Internet currently known as "Auto-By-Tel" at URL, http://www.autobytel.com. All references to the Company
                       Site in this Agreement shall include the Tracked Pages as defined below,

"Content"              means information, data and/or other materials created by
                       Company and/or third parties, including all updates thereof.

"Automotive Page"      means the page of the Service, currently known as the
                       Automotive Page, and currently accessible at the home page (i.e., the "explore view") of the Service at the URLs, http://www.att.net and http://www.worldnet.att.net;
                       or the equivalent of such Automotive Page as determined by AT&T, which is the primary site within the Service where automotive information and services are aggregated.

"Tracked Pages"        means the pages of the Company Site to which a User can
                       link through the Service and be tracked in accordance with Section 2.2.

"Market Square"        means the page of the Service, currently known as Market
                       Square, or its equivalent as determined by AT&T.

"Members"/"Visitors"/  "Members" means registered subscribers of the Service;
"Users" Visitors" means users of AT&T WorldNet Service's public sites on the Internet who are not Members; and "Users" means Members and Visitors, collectively.


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[*] Confidential Treatment Requested


"Service"              means AT&T WorldNet Service.

"Teaser Material"      means Content, such as financing material, race car
                       results, manufacturer news, recall information, etc., to be provided by Company to AT&T and to be used to attract users of the Service to the Tracked Pages in accordance with Section 2.3

"Term" means the period commencing on the date of this Agreement and, unless terminated earlier pursuant to Section 8, ending six (6) calendar months following the month in which the Deployment Date occurs, subject to renewal as provided in Section 1.2 below.

1.0     Scope of Agreement

        1.1 Sponsorship. During the Term, Company shall be the sole sponsor of and the only Aggregate Automotive Service on the Automotive Page. "Sole sponsor" means that, unless otherwise agreed by the parties, only the Company Icon, Teaser Material and other Content provided by Company shall be displayed under the 435 pixel width bar entitled " Automotive" on the Automotive Page. "Aggregate Automotive Service" means a service that provides Internet users who wish to purchase a car with the ability to place purchase requests with respect to new and/or used cars..] If Company ceases to be the sole sponsor and the only Aggregate Automotive Service on the Automotive Page, Company shall have the right to terminate this Agreement in accordance with Section 8.

        1.2 Deployment Date; Renewals. (a) The "DEPLOYMENT DATE" means the date on which the Tracked Pages will first generally be made available to Users through the Service, which date shall be mutually agreed upon by the parties.


        (b) The Term shall automatically be extended for additional consecutive [*] (each a "RENEWAL TERM") unless either party provides written notice to the other party, at least thirty (30) days prior to expiration of the Term, of its desire not to renew. Any reference herein to the "Term" shall include each Renewal Term, if any.


        1.3 Non-Exclusivity; The relationship specified in this Agreement shall be nonexclusive for both parties (i.e., AT&T shall be entitled to make the sites of other companies available anywhere on the Service, and the Company shall be entitled to make the Company Site and any of its Content available through online or Internet access services other than the Service).

         1.4 Market Square. During the initial Term of this Agreement, Company shall receive a text listing on, and link to the Company Site from, the "Market Square" area of the Service. Any link from Market Square shall be tracked in accordance with Section 2.2. The size and placement of the link shall be determined by AT&T in its sole discretion.

2.0 Development of Automotive Page; Linkage & Tracking; Teaser Material; Company Icon

        2.1 Development of Automotive Page. (a) Company shall, at its expense, develop and make available to AT&T Content for display on the Automotive Page in accordance with Section 1.1. AT&T may reasonably require Company to present the Content in a specific format and font, in order to fit graphically within the look and feel of the Automotive Page, and the specific use determined by AT&T. As between AT&T and Company, Company shall have sole ownership of all Content provided by Company to AT&T for the Automotive Page.

        (b) AT&T shall, at its expense, design and develop the Automotive Page Trade Dress. "Automotive Page Trade Dress" means the general image, formats and appearance (i.e., the "look and feel") of the Automotive Page, including without limitation, the size and placement of the icons, Teaser Material and other material, the distinctive headers on the page, the colors, designs


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and all other aspects of the page, as amended from time to time as provided in
Section 2.1 (d). As between AT&T and Company, AT&T shall have sole ownership of all the Automotive Page Trade Dress.

        (c) Except as expressly provided in Section 1.1 and in this Section
2.1 (c), AT&T may, at its discretion, place advertising or any other Content anywhere on the Automotive Page, provided that no service offered and no advertising displayed on the Automotive Page shall comprise or include an Aggregate Automotive Service. All revenue received by AT&T from advertising or such other Content, as between Company and AT&T, shall belong exclusively to AT&T. No service offered at the Tracked Pages or through a transaction with a User arising out of the Tracked Pages, and no advertising displayed at the Tracked Pages, shall comprise or include local or long distance telephone service or online or Internet access service (other than a service offered by AT&T).

        (d) AT&T may, at its discretion and at its expense, from time to time modify or supplement the Automotive Page Trade Dress. AT&T may require Company to modify or supplement, at Company's expense, the Content made available through the Automotive Page upon reasonable advance notice.

        (e) Company shall not (i) on the Company Site or otherwise use trade dress that is substantially similar or confusingly similar to the Automotive Page Trade Dress or (ii) make the Content available to third parties using trade dress substantially similar or confusingly similar to the Automotive Page Trade Dress.

        (f) For Content that is of a "critical business nature," Company may change or modify any Content made available by Company for use on the Automotive Page upon one (1) business day prior notice to AT&T, and for Content that is of a non-critical business nature, upon seven (7) calendar days prior notice, provided that, in each case, the Content continues to meet the minimum specifications as agreed to by the parties.

        2.2 Linkage & Tracking. Users shall be linked from the Service with the subset of the Company Site that constitutes the Tracked Pages, which shall be identical to the corresponding pages of the Company Site accessed through the URL www.autobytel.com (except for the addition of the WorldNet Icon and other changes as may be necessary to comply with the provisions of this Agreement) and which shall have distinct URLs in order to ensure the separate and accurate identification of all revenues generated by Users (as specified in Sections 4 below). Company will not invite or solicit any User, in their capacity as a User of the Service, to connect directly with the Company Site by any means other than through the Tracked Pages for the purpose of avoiding payment of commission to AT&T. AT&T acknowledges that Company conducts extensive advertising aimed at users of Internet at-large designed to attract users to the Company Site.

        2.3 Teaser Material. From time to time, Company shall make available Teaser Material to AT&T. The Teaser Material shall be located on Company's server. AT&T may use the Teaser Material on or in connection with the Service, either independently or in conjunction with the Company Icon, for purposes of promoting visits by Users to the Tracked Pages. AT&T may reasonably require Company to present the Teaser Material in a specific format and font, in order to fit graphically within the look and feel of the Service, and the specific use determined by AT&T. The Teaser Material may be used in AT&T's sole discretion as a hyperlink icon appearing on the Service during the Term, which will link Users with the Company Site. Teaser Material shall not contain advertisements, but may contain references to Company programs or other promotions.

        2.4. Company Icon. Company shall furnish to AT&T at least fourteen (14) days prior to the Deployment Date, one full color representation, in "GIF" or "JPEG" format (on diskette or by email), of Company's hyperlink icon ("Company Icon") to be used to take Users from the Service to the Tracked Pages. If Company subsequently modifies the Company Icon, it shall furnish a representation in the same format which AT&T shall substitute for the prior version within seven (7) days after receipt. The size and format of the Company Icon shall be subject to the reasonable approval of AT&T. The Company Icon, may, in AT&T's sole discretion, be included among the hyperlink icons appearing on the Service during the Term; when clicked upon by a User, the Company Icon will link that User with the Tracked Pages.


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         2.5 Company Permissions. (a) Company hereby grants to AT&T during the
Term a worldwide, nonexclusive, nontransferable, nonassignable right (except as provided in Section 10(c)) to use (i.e., to copy, transmit, distribute, display and perform both privately and publicly), the Company Icon, the Company name, the Company Site name, and other related textual and graphic material to be provided by Company to AT&T from time to time (the "Other Material") on the Service. Company also authorizes AT&T to refer in advertising, marketing and promotion to the fact that the Tracked Pages are accessible through the Service, provided that any such statement: (A) does not include any trademarks, service marks, design marks, symbols and/or other indicia of origin of Company other than Company's name and/or the Company Site name in a non-distinctive typeface (i.e. not the typeface used in the logo design of either mark); and (B) except as set forth in Section 1.1, does not state, suggest or imply by the wording or prominence of such statement, or otherwise, that Company co-brands, sponsors, authorizes, and/or is the source or origin of the Service. All such use of the Company Icon, the Company name, the Company Site name, and the Other Material shall inure to the benefit of Company and shall not create any rights, title or interest in them for AT&T. No other use of the Company's names, trademarks, service marks, design marks, symbols and/or other indicia of origin will be made by AT&T for any purpose, without the prior written approval of Company. AT&T shall use the Company's name, the Company Site name and the Other Material in accordance with such reasonable guidelines as Company may provide to AT&T from time to time. AT&T agrees to cooperate with Company in facilitating Company's monitoring and control of the use of its name and marks and to supply Company with samples of AT&T's use of such names and marks upon request.

3.0     WorldNet Icon

        3.1 WorldNet Icon. The graphic depicted on the attached Schedule A (the "WORLDNET ICON") shall be displayed by Company on each of the Tracked Pages during the Term, in the position within the page layout shown on Schedule A; AT&T-shall furnish to Company at least fourteen (14) days prior to the Deployment Date, a full color representation of the WorldNet Icon in "GIF or "JPEG" format (on diskette) for Company's use under this Agreement. If AT&T subsequently modifies the WorldNet Icon, it shall furnish a representation in the same format which Company shall substitute for the prior version within seven (7) days after receipt. If AT&T so requests, the WorldNet Icon shall be implemented as a "return icon", which when clicked upon by a User will link such User back to the Automotive Page or such other page as mutually agreed by the parties.

        3.2 AT&T Permissions. AT&T hereby grants to Company during the Term a worldwide, nonexclusive, nontransferable, nonassignable right to use (i.e., to copy, transmit, distribute, display and perform both privately and publicly) the WorldNet Icon solely on each of Designated Page as provided in Section 3.1 above. AT&T also authorizes Company to refer in Company's advertising, marketing and promotion to the fact that the Company Site is accessible through the Service, provided that any such statement: (a) does not include any trademarks, service marks, design marks, symbols and/or other indicia of origin of AT&T other than the name of AT&T and/or the name of an agreed upon segment of the Service and/or the name of the Service, in a nondistinctive typeface (i.e. not the typeface used in the logo design of any such mark); and (b) does not state, suggest or imply by the wording or prominence of such statement, or otherwise, that AT&T is co-branding, sponsoring, authorizing, and/or is the source or origin of the Company Site or any Content or Company Products. All such use of the WorldNet Icon shall inure to the benefit of AT&T. Nothing in this Agreement shall create any rights, title or interest for Company in the WorldNet Icon (except to the extent provided in the first sentence of this Section) or in any of AT&T's other names, trademarks, service marks, design marks, symbols and/or other indicia of origin and no use of such will be made by Company for any purpose without the prior written approval of AT&T. Company shall use the WorldNet Icon in accordance with such reasonable guidelines as AT&T may provide to Company from time to time. Company agrees to cooperate with AT&T in facilitating AT&T's monitoring and control of the use of the WorldNet Icon and to supply AT&T with samples of use of the WorldNet Icon upon request.


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[*] Confidential Treatment Requested


4.0     Commissions.


        4.1. Sponsorship Fee. (a) During the initial Term and in each Renewal Term, if any, Company shall pay AT&T a non-refundable, monthly fee (the "Sponsorship Fee") in arrears equal to (i) a minimum of [*] dollars plus (ii) [*] dollars for each additional [*] Automotive Page Views over [*] in any such month, with overages rolling up to next [*] increment. For example, if there are [*] Automotive Page Views in a month, the Sponsorship Fee for that month be [*] and if there are [*] Automotive Page Views in a month, the Sponsorship Fee would be [*], and so on. The Sponsorship Fee shall not be less than in any month, regardless of the number of Automotive Page Views, "Automotive Pages Views" means the number of times the Automotive Page is served, as determined by a third party auditor selected by AT&T.

        (b) During the initial Term, the Sponsorship Fee shall be capped at [*] dollars per month. Beginning on the first day of each Renewal Term, if any, the cap on the Sponsorship Fee shall be automatically adjusted in proportion to any increase in the number of Members of the Service, as reported by AT&T on the first day of such Renewal Term. For the purposes of this calculation, the parties agree that the baseline for the number of Members of the Service for the initial Term is [*]. Thus, for example, if the Agreement is renewed beginning on the date that is six-months after the Deployment Date and the number of Members reported by AT&T on such date is [*], the monthly cap on the Sponsorship Fee for such six-month Renewal Term shall be [*].

        4.2 Commission Revenue. (a) During the initial Term, Company shall pay AT&T [*] dollars for each Unique New Vehicle Purchase Request made by a User after the [*] Unique Vehicle Purchase Request in any one month. "Unique New Vehicle Purchase Request" means any purchase request for a new vehicle by a User that is received by Company for which Company has not, within the previous
[*] day period, received a purchase request for a new vehicle from a person identified by the same name and/or the same e-mail address.

        (b) In addition, Company shall pay AT&T [*] dollars for each Unique Used Car Inquiry by a User that results in a request for purchase information. "Unique Used Car Inquiry" means any request for purchase information on a used car from a User that is received by Company for which Company has not, within the previous [*] day period, received a request for purchase information on a used car from a person identified by the same name and/or the same e-mail address.


        4.3 Tax Responsibility. Company is solely responsible and liable for the collection and remittance of any applicable federal, state and/or local sales taxes on all retail, advertising, and subscription membership, or similar sales.

        4.4 Auditing. AT&T shall have the right, at its expense, upon five (5) business days written notice and during Company's normal business hours, to inspect and audit the site logs of the Company Site and other books and records of Company as necessary to verify any reports, information or payments due to AT&T under this Agreement. In the event of any shortfall in payment to AT&T is found which exceeds five percent (5%) of the total due to AT&T for the reporting period audited, Company shall reimburse AT&T for all reasonable costs of the audit, including without limitation, accountant fees and attorney fees, without limitation of AT&T's other rights and remedies.

        4.5 Payments and Reporting to AT&T. (a) Payments. The first payment of the Sponsorship Fee shall be due 30 days after the end of the calendar month containing the Deployment Date, but shall be prorated based on the number of days for which the Automotive Page was "live" in accordance with the terms of this Agreement. All subsequent payments of the Sponsorship Fee shall be due thirty (30) days after the end of the applicable calendar month. All other payments under this Agreement are due thirty (30) days after the end of the applicable calendar quarter. For


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all payments under this Agreement, Company will submit payment in full on or prior to the due date pursuant to the terms set forth in Schedule B.

        (b) Overdue Payments. Any amount payable by Company under Section 4 not paid when due shall bear interest at a rate of fifteen (15) percent per annum until paid in full. Such interest will be computed from the date payment was due until the date actually received by AT&T.

        (c) Company Reports. Within thirty (30) days following the close of each calendar month for so long as Company or any Company Affiliate receives gross consideration to which AT&T is entitled a commission (as provided in Sections 4.2), Company shall furnish AT&T with a statement showing the number of Users who visited the Company Site, the number of Users who completed New Car Purchase Requests and Used Car Inquiries during such month, and the calculation of the payment due to AT&T from each such category.

        4.6 Company Affiliate. "COMPANY AFFILIATE" means a corporation or other entity that controls, is controlled by or is under common control with Company, where "control" means the direct or indirect ownership or control of more than fifty percent (50%) of the stock or other equity interest entitled to vote for the election of directors or equivalent governing body.

5.0 Press Releases. Neither party shall issue any press release or other public statement concerning the existence of this Agreement or the terms hereof without the prior written approval of the other party. Any press release issued by either party whose primary focus is the relationship established under this Agreement shall give first and primary mention to the method of accessing the Company Site set forth in this Agreement.

6.0     User Considerations.

        6.1 Editorial Standards. The Content at the Company Site and any Content provided to AT&T by Company shall at all times during the Term conform with the Editorial Standards (annexed as Schedule C below).

        6.2 Minimum Specifications. Company's server on which the Tracked Pages will be hosted, and from which the Tracked Pages will be accessed by Users, shall at all times meet the following minimum specifications: no page of the Tracked Pages shall have a download time of more than sixty (60) seconds at a modem speed of 28.8 kbps.

        6.3 Customer Service Standards. Company shall adequately staff, equip, maintain and offer to all Users, at its sole expense, customer services which shall equal or exceed the standards which follow: Company shall (a) forward any electronic mail inquiries regarding Users and/or the Service to AT&T within twenty-four (24) hours following receipt; (b) electronically notify AT&T of any failure of service regarding the Company Site that affects Users within sixty
(60) minutes of Company's becoming aware of its occurrence and give AT&T at least twenty-four (24) hours prior notice of any scheduled down time; and (c) provide AT&T with access (which may be by beeper) to Company's technical support twenty-four (24) hours per day, three hundred sixty-five (365) days per year,
(d) display customer service contact information prominently and clearly within the Company Site, (e) maintain a maximum response time for service inquiries submitted by e-mail by Users of no more than twenty-four (24) hours.

        6.4 Security Standards Company shall provide secure connections, Secure Sockets Layer ("SSL"), to the Tracked Pages for the transfer of User information required to complete an electronic transaction, if any, in which case, Company shall provide and maintain the necessary hardware and software to support SSL, version 2, at a minimum, at its sole expense. Company agrees to store all User-identifiable information, including credit card information, off-line behind a secure firewall. Company shall initiate all credit card settlements via either direct dial connection or dedicated private line connection to the card transaction processing agent.


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        6.5 User Privacy. Company agrees that it will not sell, lease, barter, or give away to third parties any User's name, telephone number, e-mail address, residential address, office address and/or fax number. Company further agrees that it will not send unsolicited e-mail messages or other unsolicited communications to Users; except that Company may send e-mails to Users, so long as such Users have an option at all times to elect not to receive such e-mail.

7.0 Confidentiality. The parties agree and acknowledge that, as a result of negotiating, entering into and performing this Agreement, each party has and will have access to certain of the other party's Confidential Information (as defined below). Each party also understands and agrees that misuse and/or disclosure of that information could adversely affect the other party's business. Accordingly, the parties agree that, during the term of this Agreement and thereafter, each party shall use and reproduce the other party's Confidential Information only for purposes of this Agreement and only to the extent necessary for such purpose and shall restrict disclosure of the other party's Confidential Information to its employees, consultants or independent contractors with a need to know and shall not disclose the other party's Confidential Information to any third party without the prior written approval of the other party. Notwithstanding the foregoing, it shall not be a breach of this Agreement for either party to disclose Confidential Information of the other party if compelled to do so under law, in a judicial or other governmental investigation or proceeding, provided the other party has been given prior notice to permit such other party a reasonable opportunity to object to the judicial or governmental requirement to disclosure. As used in this Agreement, the term "Confidential Information" refers to: (a) the terms and conditions of this Agreement; (b) each party's trade secrets, business plans, strategies, methods and/or practices; (c) any and all information which is governed by any now-existing or future non-disclosure agreement between the parties; and (d) any other information relating to either party that is not generally known to the public, including information about either party's personnel, products, customers, marketing strategies, services or future business plans. Notwithstanding the foregoing, the term "Confidential Information" specifically excludes (i) information that is now in the public domain or subsequently enters the public domain by publication or otherwise through no action or fault of the other party; (ii) information that is known to either party without restriction, prior to receipt from the other party under this Agreement, from its own independent sources, and which was not acquired, directly or indirectly, from the other party; (iii) information that either party receives from any third party having a legal right to transmit such information, and not under any obligation to keep such information confidential; and (iv) information independently developed by either party's employees or agents provided that either party can show that such information was developed without reference to the Confidential Information received hereunder. The provisions of this Section shall apply for the duration of the Term of this Agreement and for three (3) years after the expiration or termination of this Agreement.

8.0 Termination and Severance. (a) This Agreement may be terminated immediately by either party (i) if the other party shall fail to do business in the normal course or become subject to a bankruptcy or any similar proceeding, (ii) thirty
(30) days after delivery of written notice from the terminating party to the effect that the other party has committed a material breach under this Agreement, provided such breach is not cured within such thirty (30) day period,
(iii) if the Deployment Date does not occur within thirty (30) days of the Effective Date of this Agreement, provided such termination right is exercised before deployment occurs, (iv) thirty (30) days after delivery of written notice that, in the case AT&T is the terminating party, AT&T intends to terminate all or a substantial part of the Service, and, in the case Company is the terminating party, Company intends to terminate all or a substantial part of the Company Site, or (v) if Company ceases to be the sole sponsor and only Aggregate Automotive Service on the Automotive Page, then Company shall have the right to terminate this Agreement upon thirty (30) days' written notice to AT&T.

        (b) If Company's Site fails to perform in accordance with this Agreement, including, without limitation, with respect to "User Considerations" under Section 6 or "Product Responsibility" under Section 9, AT&T shall have the right at any time and at its discretion to sever immediately one or all of the links between the Service and the Tracked Pages. In the event that AT&T severs a link,


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AT&T will give Company prompt notice of such fact and Company shall have five
(5) days to resolve the problem to the reasonable satisfaction of AT&T. If the link remains severed for more than ten (10) days, then AT&T may, immediately and without further notice, terminate this Agreement.

        (c) Amounts due and owing AT&T arising prior to any termination shall continue to be paid to AT&T pursuant to Section 4, but AT&T shall not be entitled to collect commissions or any Sponsorship Fee accruing after such termination. The Sponsorship Fee payable upon termination shall be prorated based on the number of days in the calendar month prior to the termination date.

9.0     Liability.

        9.1 Product and Content Responsibility. Company acknowledges that AT&T does not advocate or endorse the purchase or the use of products, if any, or services offered by Company by or through the Company Site or otherwise (the "COMPANY PRODUCTS"), nor does it guaranty the quality, fitness, or results of any such Company Products or their compliance with any law or regulation; and that AT&T is providing the Company Site an exposure on the Service to enable Company to offer Company Products for sale and has no control over the selection of goods or services offered for sale, over their quality or content or over the Content, advertisements or any other material at the Tracked Pages or the Company Site (except the WorldNet Icon). As between AT&T and Company, Company shall have sole responsibility and liability for: (a) the quality of all Company Products and compliance thereof with all Government Standards (defined in Section 9.2 below) (including without limitation safety standards); (b) processing all orders by Users of Company Products; and (c) shipping or otherwise furnishing Company Products as ordered and in timely fashion, in the event products are offered for sale by or through the Company Site. Company agrees to furnish Company Products as ordered to all Users throughout the United States and all of its possessions and territories, including Puerto Rico and the U.S. Virgin Islands, as well as Canada. Company shall display adequate notices, in a manner and form satisfactory to AT&T, on all Tracked Pages that offer Company Products. "Adequate notices" means (a) the selling company's legal name and place of business, (b) any territorial restrictions on the delivery of products or services offered by or through the Company Site, (c) the selling company's refund and return policies and (d) any other notices required by applicable laws. Further, AT&T may require that Company reproduce the following sentence in connection with Company Products offered on Tracked Pages: AT&T DOES NOT ADVOCATE OR ENDORSE THE PURCHASE OR USE OF ANY OF THE PRODUCTS BEING OFFERED FOR SALE BY [COMPANY], NOR DOES IT MAKE ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUCH PRODUCTS OR THEIR COMPLIANCE OR [COMPANY'S] COMPLIANCE WITH ANY APPLICABLE LAW OR REGULATION.

        9.2 Representations and warranties of AT&T. AT&T represents and warrants that: (a) AT&T has the right to enter into this Agreement and to grant the rights and licenses granted herein; and (b) AT&T shall comply with all applicable laws, statutes, ordinances, rules and regulations of each county, state and city or other political entity with respect to the operation of the Service (collectively, "Government Standards").

        9.3 Representations and warranties of Company. Company represents and warrants that: (a) Company has the right to enter into this Agreement and to grant the rights and licenses granted herein; is the owner of the Company Site; is a wholly-owned subsidiary of the Auto-By-Tel Corporation; and will cause the Auto-By-Tel Corporation to execute a performance guarantee, in a form reasonably satisfactory to AT&T, to cover its obligations under this Agreement; (b) the Company Site and the reproduction, distribution, transmission, public performance and public display of the Company Site, the Tracked Pages, the Company name, the Company Site name, the Other Material and the Teaser Material and any other Content provided to AT&T pursuant to this Agreement do not and will not (i) invade the right of privacy or publicity of any third person, (ii) contain any libelous, obscene, indecent or otherwise unlawful material; or (iii) infringe any patent, copyright or trademark right in any jurisdiction or otherwise contravene any rights of any third person and Company has received no notice of such infringement; (iv) or otherwise fail to comply with any Government Standards; (c) the Company Products are and will be accurately presented, delivered as promised, merchantable and fit for the purposes for which they are intended; (d) the Company Products will be in all respects safe and noninjurious for the persons intended to use them, and all packaging, promotional materials, and Company's marketing, sales and distribution methods shall meet or exceed all Government Standards; (e) Company will not package, market, sell or distribute any Company Products or cause or permit any Company Products to be packaged, marketed, sold or distributed in violation of any such Government Standards; provided that the representations and warranties in subsection (b) above shall not apply to User Content or Product Content (as defined below). Instead, Company represents and warrants that it shall monitor and edit such User Content and Product Content and shall promptly remove any User Content and Product Content from the Company Site which fails to conform with the warranties and representations in subsection (b) above. "USER CONTENT" means content uploaded by Users and/or other end users of the Company Site; "PRODUCT CONTENT" means language incorporated by the manufacturer thereof (other than Company) in Company Products.

        9.4 Indemnities. Each party to this Agreement shall and hereby agrees to defend, indemnify and hold harmless the other party and each of its officers, directors, employees and agents (each, an "Indemnitee") against and in respect of any loss, debt, liability, damage, obligation, claim, demand, judgment or settlement of any nature or kind, known or unknown, liquidated or unliquidated, including without limitation all reasonable costs and expenses incurred (legal, accounting or otherwise) (collectively, "DAMAGES") arising out of, resulting from or based upon any claim, action or proceeding by any third party alleging any breach of any representation, warranty or covenant made by such indemnifying party (the "INDEMNIFYING PARTY") in this Agreement. Company further agrees to defend, indemnify and hold harmless AT&T and its officers, directors, employees and agents against and in respect of any Damages arising out of, or resulting from or based upon any claim, action or proceeding by any third party relating to the Company Products, User Content, Product Content, Company Site, and other Content provided to AT&T pursuant to this Agreement and to other materials or information that Users can link to from the Tracked Pages. Whenever a claim shall arise for indemnification under this Section 9.4, the relevant Indemnitees, as appropriate, shall promptly notify the Indemnifying Party and request the Indemnifying Party to defend the same.

        9.5 No Consequential or Punitive Damages. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY (NOR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM THE OTHER PARTY'S RIGHTS) FOR INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND -- INCLUDING LOST REVENUES OR PROFITS, LOSS OF BUSINESS OR LOSS OF DATA -- ARISING OUT OF THIS AGREEMENT (INCLUDING WITHOUT LIMITATION AS A RESULT OF ANY BREACH OF ANY WARRANTY OR OTHER TERM OF THIS AGREEMENT), REGARDLESS OF WHETHER THE PARTY LIABLE OR ALLEGEDLY LIABLE WAS ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF.

        9.6 Acknowledgment of No Warranty. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY WARRANTS THAT THE SERVICE OR THE COMPANY SITE, AS THE CASE MAY BE, WILL PERFORM IN THE MANNER EXPECTED OR WITHOUT INTERRUPTION, ERROR OR DEFECT. EXCEPT AS SET EXPRESSLY FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTIES AGAINST INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS NOT SPECIFICALLY ENUMERATED.

        9.7 Limitation of Liability. Each party's liability to the other party for any and all claims and damages incurred by such party relating to or arising out of the subject matter of this Agreement, whether in contract, tort, implied warranty, strict liability or other form of action, except for (a) real or tangible property damage or personal injury or death, and (b) any claims or damages relating to or arising out of any claim, action or proceeding by a third party which is subject to any right of indemnity provided herein; shall be limited to the amounts paid by Company to AT&T pursuant to this Agreement. AT&T and Company each acknowledges that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation between them of all risks (both known and unknown) associated with the transactions associated with this Agreement.

        9.8 Insurance. Company has obtained and shall maintain during the term of the Agreement, appropriate insurance covering the Company Site and all transactions made through it, and all products and services offered and/or sold through it, with a reputable insurer . Such insurance shall have limits of not less than One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate and shall have a deductible of not more than Ten Thousand Dollars ($10,000) per occurrence. Such insurance shall be primary, and no insurance maintained by AT&T shall be deemed contributory in any way. Such policy shall be non-cancelable except after (30) days prior written notice to AT&T. Company shall furnish AT&T with a copy of such policy within
(30) days after execution of this Agreement and to the extent such an insurance must be renewed, shall furnish AT&T with proof of renewal at least thirty (30) days prior to the termination date of coverage.

10.0 Miscellaneous Provisions. (a) The provisions of Section 2.5 (for a reasonable period following termination), Section 4 (to the extent any payments are accrued prior to termination), Sections 5, 6.5, 7, 8(d), 9 and 10, shall survive termination or expiration of this Agreement. (b) Company and AT&T are independent contractors under this Agreement, and nothing herein shall be construed to create a partnership, joint venture or agency relationship between Company and AT&T. Neither party has authority to enter into agreements of any kind on behalf of the other party. (c) Neither Company nor AT&T may assign this Agreement or any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other, except that (i) AT&T may, without Company's consent, assign this Agreement to a present or future affiliate or successor and may assign its right to receive payments and (ii) Company may, without AT&T's consent, assign this Agreement to a present or future affiliate or successor, provided that such affiliate or successor in not an Online Service Provider. "Online Service Provider" means any entity that, in AT&T's reasonable judgment, competes with AT&T in the marketing, offering or provision of online computer services (whether or not such services include or offer access to the Internet), Internet access services or communication services (including local exchange, interexchange or international communications services). Any purported assignment or delegation without such required consent shall be null and void. (d) This Agreement, its interpretation, performance or any breach thereof, shall be construed in accordance with, and all questions with respect thereto shall be determined by, the laws of the state of New York applicable to contracts entered into and wholly to be performed within said state. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and by judgment upon the award rendered by the arbitrator(s) may be entered into any court having jurisdiction thereof. (e) No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party. (f) All notices, demands and other communications hereunder shall be in writing or by written telecommunications, and shall be deemed to have been duly given: (i) if mailed to the other party's Addressee by certified mail, postage prepaid, on the date three (3) days from the date of mailing, (ii) if delivered by overnight courier, when received by the Addressee or (iii) if sent by confirmed telecommunication, one business day following receipt by the Addressee. "ADDRESSEE" shall mean (A) each party's respective "Contact" as set forth under "Key Definitions" above, plus in the case of AT&T, with a copy to V.P. Law, AT&T WorldNet Service, 295 North Maple Avenue, Basking Ridge, New Jersey 07920, and, in the case of Company, with a copy to General Counsel, Auto-By-Tel Marketing Corporation, 18872 MacArthur Blvd., Second Floor, Irvine, CA 92612; in each case by the same means of delivery or (B) such other addressee as one party may notify to the other party.
(g) In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the remaining provisions shall remain in full force and effect. (h) In resolving any dispute or construing any provision hereunder, there shall be no presumptions made or inferences drawn (i) because the attorneys for one of the parties drafted the Agreement; (ii) because of the drafting history of the Agreement; or (iii) because of the inclusion of a provision not contained in a prior draft, or the deletion of a provision contained in a prior draft. (i) Section headings are for convenience only and are not a part of this Agreement. (j) This Agreement contains the entire understanding of the parties hereto with respect to the transactions and matters contemplated hereby, supersedes all previous agreements between AT&T and Company concerning the subject matter, and cannot be amended except by a writing signed by both parties. No party hereto has relied on any statement, representation or promise of any other party or with any other officer, agent, employee or attorney for the other party in executing this Agreement except as expressly stated herein.

AUTO-BY-TEL MARKETING CORPORATION      AT&T CORPORATION

By: /s/ MARK W. LORIMIR                By: /s/ CHRIS VARLEY
    -----------------------------          -------------------------------------
        (Authorized Signature)                 (Authorized Signature)

        MARK W. LORIMIR                        CHRIS VARLEY
    -----------------------------          -------------------------------------
        (Typed or Printed Name)                (Typed or Printed Name)

        EXECUTIVE VICE PRESIDENT               CONTENT DIRECTOR
    -----------------------------          -------------------------------------
        (Title)                                (Title)

        6/25/97                                6/25/97
    -----------------------------          -------------------------------------
        (Date)                                 (Date)

                                   SCHEDULE A


[LOGO]

Please place WorldNet Icon on top left side of all pages.

                                   SCHEDULE B

                                  PAYMENT TERMS

[Please make a copy of this form each calendar quarter to complete and mail with your quarterly commission payments]

Submit Payments each quarter to AT&T c/o

      [NationsBank
      P.O. Box 277757
      Atlanta, GA 30384-7757]

Date:
      -----------------------------

From:
      -----------------------------
      Auto-By-Tel Marketing Corp.


SUBJECT: Please indicate either: (a) AT&T WorldNet Service Monthly Page Sponsorship Fee or (b) Quarterly Commission Payment, as the case may be.

Credit to Account No.


Commission Payment for ______ Month [Quarter] , 19__
    (enter applicable month or quarter, and year)

If any problems or questions arise with this payment, please contact:

                                   SCHEDULE C

                               Editorial Standards

Neither the Company Site nor any product or service offered at the Company Site shall contain.

        1. Any matter which is libelous, defamatory or which discloses private or personal matters concerning any person, including home phone numbers and addresses, credit card information, and/or Member account information such as Member passwords.

        2. Any messages, data, images, programs, or other matter which are obscene or pornographic or which contain racial, ethnic or religious slurs or similar epithets, or advocating violence, hate or other language that is deeply and widely offensive.

        3. Any messages, data, images, programs, or other matter that would violate the property rights of others, including unauthorized copyrighted text, images or programs, trade secrets or other confidential proprietary information or trademarks or service marks used in an infringing fashion.

Furthermore, the Company Site shall not be used by any person or entity who conducts, or solicits the performance of, any illegal activity or other activity which infringes the rights of AT&T, Members, Visitors, merchants, or other publishers of information on the Service.